Exhibit 10.3

March 11, 2016

Ramin Mojdehbakhsh, Ph.D.

[at the address provided by Dr. Mojdehbakhsh]

Re:	General Release

Dear Ramin,

This document is a proposed General Release (the “Agreement” or “Release”) from Unilife Corporation (“Unilife” or the “Company”).

Please note that some provisions of this Agreement apply whether or not you sign this Agreement whereas other provisions apply only if you sign. Throughout this Agreement, we have tried to make this distinction clear.

For example, the terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement. Conversely, you will not be eligible to receive the Severance Benefits set forth in Paragraph 2 below unless you sign this Agreement.

In order to receive the payments described in Paragraph 2, you must sign this Agreement, which includes a general release of claims, and promptly return it to John Ryan, Esquire, Senior Vice President and General Counsel. The last date on which either party signed this Agreement shall be the effective date of the Agreement (the “Effective Date”).

This Agreement is a very important legal document. I encourage you to read it carefully and make certain that you understand and agree with it before you sign it. Because this is a legal document, you are encouraged to review the Agreement with your attorney.

1. General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a) Your last day of employment with the Company (including, without limitation, your employment as President and Chief Operating Officer thereof) and any of the Company’s subsidiaries is March 11, 2016 (the “Separation Date”). You will be paid for all time worked up to and including your Separation Date.

(b) The Nonstatutory Stock Options granted to you on February 7, 2011 shall be exercisable in accordance with the terms of the Nonstatutory Stock Option Notice (“Nonstatutory Stock Option Notice”) entered into between you and the Company. Specifically, your ability to exercise the Options shall terminate upon the earliest of (i) the expiration of thirty (30) days following the Separation Date; or (ii) the expiration of twelve (12) months following your death, if your death occurs during the period described in (i) above.

(c) Your eligibility to participate in Company sponsored medical (including vision and prescription) and dental insurance plans as an employee of the Company will cease effective at the end of the month in which your Separation Date occurs. However, you will be eligible to continue to participate in this insurance in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions. The Company will subsidize the cost of the premium you would be required to pay subject to the conditions and for the period of time described below in Paragraph 2(c).

(d) Your participation in all other Company sponsored group benefits including life insurance/accidental death and dismemberment and disability coverage will cease effective as of your Separation Date.

(e) Your participation in the Company’s 401(k) Plan shall cease effective as of your Separation Date; provided, that, you shall retain your accrued account.

(f) Your participation in any bonus or other compensation programs will cease effective as of your Separation Date.

(g) You must continue to comply with any confidentiality, non-solicitation and non-compete agreements you signed in connection with your employment with the Company, including but not limited to Sections 7 and 8 of the Employment Agreement entered into as of July 1, 2012 by and between you and the Company, as amended (“Employment Agreement”).

2. Separation Payments. If you sign this Agreement, agreeing to be bound by the general release of claims in Paragraph 4 below and the other terms and conditions of this Agreement, in consideration for your general release of claims and other commitments under this Agreement, the Company will do the following:

(a) Pay you twelve (12) months of severance pay at your base salary as of your Separation Date, in the gross amount of Four Hundred Twenty Thousand Dollars ($420,000), to be paid for twelve (12) months in accordance with the Company’s standard payroll practices, commencing on the next regular pay date after the Effective Date of this Agreement, less all deductions for local, state and federal taxes legally required to be withheld.

(b) Pay you the gross amount of Three Hundred and Thirty-Six Thousand Dollars ($336,000.00) to be paid in equal installments over a twelve (12) month period, in accordance with the Company’s standard payroll practices, commencing on the next regular pay date after the Effective Date of this Agreement, less all deductions for local, state and federal taxes legally required to be withheld. This amount represents your target bonus pursuant to Section 6(a)(iii) of your Employment Agreement. For the sake of clarity, you have already received your entire 2015 bonus pursuant to Section 3(b) of your Employment Agreement, in the amount of One Hundred and Twenty-Five Thousand Dollars ($125,000).

(c) If you are receiving group health coverage under any Company benefit plan on your Separation Date and you timely elect COBRA continuation coverage, the Company will subsidize the entire cost of such continuation of coverage for twelve (12) months, commencing on the first of the month immediately after the Effective Date of this Agreement. Commencing with the first day of the calendar month following the final calendar month during which the Company subsidizes the entire cost of your continuation of coverage, you shall be responsible for the entire cost of such continuation coverage and shall be so responsible for the remainder of the COBRA continuation period. Your period of COBRA coverage will not be extended by the time-period during which the Company subsidizes the cost of your continuation of coverage.

(d) The Nonstatutory Stock Options granted to you on February 7, 2011 shall become fully vested as of the Effective Date and you shall have a nonforfeitable right to the previously unvested stock options. Such stock options shall be exercisable in accordance with the terms of the Nonstatutory Stock Option Notice entered into between you and the Company, as summarized in Paragraph 1(b) above.

(e) You shall become fully vested and have a nonforfeitable right as of the Effective Date to the previously unvested one hundred sixty seven thousand five hundred (167,500) restricted shares that were granted to you by the Company pursuant to the Restricted Stock Agreements dated May 28, 2013 and May 15, 2014 (“Restricted Stock Agreement(s)”). On the Effective Date, the Company shall grant you three million eight hundred thousand (3,800,000) fully vested and transferable shares of common stock pursuant to a Company Stock Award Agreement (“Company Stock Award Agreement”), subject to the obligations acknowledged. Subject to the restrictions and limitations of Paragraph 26, the Company shall impose no other restrictions on your transfer of such shares (or any other shares of the Company’s common stock owned by you, including any shares received as a result of the exercise of the Restricted Stock Grants, Nonstatutory Stock Option Notice referenced in Paragraph 2(d) above or the Company Stock Award Agreement) beyond any restrictions under applicable law, other than any volume restrictions applicable under Rule 144 of the Securities Act of 1933, as amended. The Company acknowledges and agrees that all shares of the Company’s common stock issued to you by the Company have been registered under a registration statement filed with the Securities and Exchange Commission. You acknowledge your obligations under applicable law with respect to effecting transactions in the Company’s securities, including, but not limited to, obligations to refrain from engaging in any such transactions while in possession of material non-public information.

(f) Pay up to Twenty Thousand Dollars ($20,000.00) of your legal fees (within 30 days following receipt of an invoice) directly to your legal counsel, Katzke & Morgenbesser LLP, to review and advise you with respect to this Agreement.

(g) Pay you Thirty Two Thousand Three Hundred and Seven Dollars ($32,307.00) in respect of your four (4) weeks of unused vacation time on the first payroll date after the Effective Date, less all deductions for local, state and federal taxes legally required to be withheld.

(h) You will not be eligible for payments and other benefits described in this Paragraph 2 unless (i) the Company has received a signed copy of this Agreement that has been timely executed; (ii) you have returned all Company property and documents in accordance with Paragraph 9 below and certify that you have done so as required therein; provided, that, if the Company believes you have failed to return all such property and documents, it shall advise you in writing within thirty (30) days of its knowledge that you have not returned all of such property and documents and provide you with at least thirty (30) days to make such return of property and documents and (iii) you comply with the terms and conditions of this Agreement.

3. Taxation. You understand and agree that you are responsible for the payment of certain federal, state and local income taxes and your share of certain federal, state and local employment taxes on the payments and other consideration you receive as referenced in this Agreement, and that the Company is obligated to withhold from such payments or other consideration for such taxes and deposit such withheld amounts with the appropriate taxing authorities. Notwithstanding anything in the Restricted Stock Agreement(s) and/or Company Stock Award Agreement to the contrary, you understand that in order to satisfy in full its withholding obligations, the Company shall, pursuant to its rights under Section 6(a) of the Restricted Stock Agreement(s) and Section 4 of the Company Stock Award Agreement: (a) withhold all cash payments payable to you under Paragraphs 1 and 2 of this Agreement, and (b) withhold the minimum number of shares of the Company’s common stock that would be distributed to you under Paragraph 2(e) of this Agreement as will be necessary to withhold to the extent that the cash withholding pursuant to clause (a) hereof is insufficient to fully satisfy the Company’s withholding obligation. The Company shall not seek additional cash from you in excess of the amounts withheld under subsection (a) of this Paragraph 3 in lieu of the share withholding under clause (b) of the immediately preceding sentence.

4. General Release.

(a) In exchange for the Company’s payments and other benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.

(b) By agreeing to this General Release, you are waiving any and all Claims that can be waived to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:

(1) any Claims having anything to do with your employment with the Company;

(2) any Claims having anything to do with the termination of your employment with the Company;

(3) any Claims having anything to do with your rights as a stockholder of the Company or any parent, subsidiary or affiliate of the Company;

(4) any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind;

(5) any Claims having anything to do with stock options, restricted stock or other equity or incentive compensation of any kind;

(6) any Claims under any employment agreement, collective bargaining agreement, or any other agreement;

(7) any Claims to reinstatement or reemployment;

(8) any Claims for reimbursement of expenses of any kind;

(9) any Claims for attorneys’ fees, costs or expenses;

(10) any Claims arising under the Employee Retirement Income Security Act (“ERISA”);

(11) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information, predisposing genetic characteristics, or any other factor protected by Federal, State or Local law as enacted or amended, such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pennsylvania Human Relations Act, and any Claims for retaliation under any of the foregoing laws;

(12) any Claims regarding leaves of absence, including, but not limited to, any Claims under the Family and Medical Leave Act or any other state or local law providing for paid or unpaid leave;

(13) any Claims arising under the Immigration Reform and Control Act (“IRCA”);

(14) any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state law governing military leave;

(15) any Claims under the Worker Adjustment and Retraining Notification Act (“WARN”);

(16) any Claims for violation of public policy;

(17) any whistleblower or retaliation Claims;

(18) any Claims for emotional distress or pain and suffering;

(19) any Claims arising under the Sarbanes-Oxley Act, the Dodd-Frank Act or the Pennsylvania Wage Payment and Collection Law;

(20) any Claims disputing or in any way questioning, disparaging, or challenging your assignment to the Company of, or the Company’s ownership of, all prior right, title, and interest you had in Inventions or Works created or developed by you, whether solely or jointly with others, as required by the duties of your employment or otherwise during the course of your employment with the Company, as further described in Paragraph 9 below; and

(21) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, invasion of privacy, promissory estoppel, equitable estoppel and misrepresentation.

(c) The term “Releasees” includes, all and singularly, Unilife, OrbiMed Advisors LLC, and each and every one of its past and present subsidiaries, parent and related corporations, companies and divisions, and their past and present directors, trustees, officers, managers, supervisors, employees, owners, partners, insurers, investors, attorneys, benefit plan fiduciaries and agents, in their respective capacity as such, and all of their respective predecessors, successors and assigns.

(d) It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

5. Non-Released Claims. The General Release in Paragraph 4 above does not apply to:

(a) Any Claims for vested benefits under any Company retirement or 401(k) plan or other benefit plan;

(b) Any Claims to enforce the commitments set forth in this Agreement;

(c) Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;

(d) Any Claims that arise after you have signed this Agreement;

(e) Any Claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a General Release;

(f) Any Claim for coverage under the Company’s Directors and Officers insurance policy or any applicable indemnification agreement or policy.

In addition, the General Release in Paragraph 4 is subject to and limited by your retained rights in Paragraph 14 below.

6. Adequacy of Consideration. You acknowledge and agree that the Company’s payments under Paragraph 2 above constitute adequate consideration in support of your General Release in Paragraph 4 above, fully compensate you for the Claims you are releasing and are not required by any policy, plan or agreement. For purposes of this paragraph, “consideration” means something of value to which you are not already entitled.

7. Prohibition on Your Using or Disclosing Certain Information. Regardless of whether you sign this Agreement, you are prohibited from using or disclosing confidential and/or proprietary information which you acquired in the course of your employment, and which is not generally known by or readily accessible to the public. This confidential and/or proprietary information includes, but is not limited to: financial data, prices, costs, bids, estimates, plans, blueprints, drawings and project descriptions; legal, accounting, marketing and business plans, strategies and techniques; trade secrets and other formulas; manufacturing techniques and equipment; product information; the identity of customers, suppliers, vendors or potential customers; and other information not generally known by or readily accessible to the public. Confidential and/or proprietary information does not include information which is generally known by or readily accessible to the public. This restriction is in addition to any confidentiality or similar such agreements signed by you in connection with your employment with the Company. This restriction is subject to and limited by your retained rights in Paragraph 14 below. For the avoidance of doubt, subject to Paragraph 8 below, you shall be permitted to disclose confidential and/or proprietary information if required by law or required by a court or arbitrator, or by a governmental, administrative or regulatory body or if reasonably appropriate in connection with any litigation with the Company.

8. Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information (as defined in Paragraph 7 above) which you acquired or created in the course of your employment, you must, if legally permitted, notify John Ryan, Esquire, Senior Vice President and General Counsel, as soon as practicable, in writing, via facsimile, via certified mail or via overnight mail, at the following address: 150 South Warner Road, King of Prussia, PA 19406, or by calling as soon as practicable at the following phone number: 917 204 9525. Any and all documents (written or electronic) in your possession or control relating to the request or demand shall, if legally permitted, be included with the notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This provision covers, but is not limited to, requests or demands in connection with judicial, administrative, arbitration and all other adversarial proceedings. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall, if legally permitted, be included with the information sent to John Ryan, Esquire, Senior Vice President and General Counsel, 150 South Warner Road, King of Prussia, PA 19406. The foregoing shall not prohibit you from complying with legal process when, by way of example, the Company fails to obtain a protective order prohibiting disclosure or production of documents. This restriction is subject to and limited by your retained rights in Paragraph 13 below and does not apply to governmental investigations if you are instructed by a governmental official that you may not comply with this notification requirement.

9. Company Property and Documents. Regardless of whether you sign this Agreement and as a condition precedent to receiving the payments and other benefits set forth in Paragraph 2 above, you must return to the Company, retaining no copies, (i) all Company property (including but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers, cellular phones, tablets and print-outs, and the following devices: Dell Latitude E5450 (Serial Number JQG1Z52), iPhone 6 (Serial Number 354447060527103) and iPad Mini (Serial Number 013359000209366)) and (ii) all Confidential Information, Company documents (including but not limited to, all hard copy, electronic and other files, forms, lists, charts photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.), manuals, engineering notebooks, customer information and any other Company property and information either in printed or electronic format which you obtained as a result of or in connection with your employment by the Company. Further, regardless of whether you sign this Agreement, you also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts. Lastly, you must certify in writing that you have complied with your obligations under this paragraph by signing the Certification attached to this Agreement as Attachment “A”, and promptly returning it to John Ryan, Esquire, Senior Vice President and General Counsel, 150 South Warner Road, King of Prussia, PA 19406. If the Company believes you are in violation of this Paragraph 9, it shall advise you in writing within thirty (30) days of its knowledge that you have not returned all of such property and documents and provide you with at least thirty (30) days to make such return of property and documents. Notwithstanding the foregoing, you shall be permitted to retain your laptop (after the Company promptly deletes all confidential and proprietary files) and your cell phone (after the Company promptly deletes all confidential and proprietary files), and the Company will take all action reasonably necessary to cause the contract with the phone carrier to be transferred into your name.

10. Inventions.

(a) During the course of your employment with the Company, you may, solely or jointly, have created or developed Inventions or Works. “Inventions” means patentable and unpatentable inventions, innovations, discoveries, developments, ideas, concepts, procedures, methods, techniques, protocols, processes, formulas, compositions of matter, experiments, trials, assays, test results, specifications, formats, uses, apparatuses, designs, prototypes, models, sequences, mask works, components, and configurations of any kind, discovered, conceived, reduced to practice, developed, made or produced, and any improvements to the foregoing. “Works” means copyrightable and uncopyrightable works of authorship fixed in any tangible medium of expression, including writings, documents, reports, drawings, sketches, blueprints, artwork, photographs, designs, specifications, formulae, lab books, plans, samples, software, and any other written, printed, graphic, digital or electronic material or data, in any format, whether in tangible or intangible form; but excluding those works that otherwise are, by law, “works made for hire” for Company and of which Company is the author. To “jointly” create or develop an Invention or Work generally means you worked with at least one other individual during the creation or development of the Invention (i.e., beginning from the time an Invention was conceived and leading up to and including the time the Invention was reduced to practice, and continuing with respect to any further development or improvement of the Invention) or the Work (i.e., from the time the Work was fixed in a tangible medium of expression and continuing with respect to any further development or improvement of the Work).

(b) As a condition precedent to receiving the payments and other benefits set forth in Paragraph 2 above, you must sign the documents attached to this Agreement as Attachment “B” relating to your assignment of all your right, title, and interest (including intellectual property rights) in and to certain Inventions and Works created or developed by you, whether solely or jointly with others, as required by the duties of your employment or otherwise during the course of your employment with the Company. You acknowledge that your agreement to and signing of such documents was a requirement of your employment with the Company for which you have already received adequate consideration; that your prior failure to sign these documents was an oversight; and that, notwithstanding the foregoing, to the extent it is ever alleged or determined that you did not receive adequate consideration for your agreement to or signing of these documents, the payments and other benefits set forth in Paragraph 2 above are separate adequate consideration for your agreement to and signing of these documents.

(c) With respect to all Inventions and Works created or developed by you, whether solely or jointly with others, as required by the duties of your employment or otherwise relating to your employment with the Company, you represent that you have: (1) disclosed in writing such Inventions and Works promptly and fully to the Company, and (2) assigned all right, title and interest in and to such Inventions and Works to the Company (or an affiliate or designee of the Company, as directed by the Company), who has the exclusive rights to use, patent, register copyrights in, or to otherwise protect such Inventions and Works throughout the world.

(d) With respect to all Inventions and Works created or developed by you, whether solely or jointly with others, as required by the duties of your employment or otherwise relating to your employment with the Company, you agree that you will execute, acknowledge and deliver to the Company, at the expense of the Company, all documents, including applications for patents, and do all other things that may be reasonably necessary to enable the Company or its designee to establish a proprietary position in or protect such Inventions and Works by patent, copyright, or otherwise and to vest title in such Inventions and Works in the Company or its designee (e.g., render any assistance as the Company or its designee may require in any Patent Office proceeding or litigation involving such Invention or Work).

11. Non-Defamation. You agree that you will not make any defamatory or disparaging comments or remarks, in writing, orally or electronically, about any and all current, former or future employees, directors, officers, investors, products or services of the Company or any Releasee. The Company will not make, and shall instruct its senior executive officers and directors not to make, any defamatory or disparaging comments or remarks in writing, orally or electronically, about you; provided that, the Company and its directors, officers, employees and representatives may make such communications to regulators, government agencies or commissions as may be necessary or appropriate in its reasonable determination and this Section 11 is not applicable to such communications. This restriction is subject to and limited by the retained rights in Paragraph 14 below.

12. Confidentiality of this Agreement. You agree that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner or immediate family member, (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (iv) to your future employers to the extent required to determine the application of the covenants herein; or (v) to obtain legal, tax or financial advice with respect thereto; provided that the recipient of the Agreement shall keep it terms confidential. This restriction is subject to and limited by the retained rights in Paragraph 14 below.

13. No Right to Future Employment. You have notified the Company that you do not intend to, and you agree and acknowledge that you will not, apply for reemployment with the Company and that you have no right or entitlement to future employment with the Company, its parent or its affiliates; provided, that this provision shall not apply to your employment by any entity which acquires or is acquired by the Company, its parent or any of its affiliates, as such employment shall be governed by the employment arrangements you have with such entity.

14. Retained Rights.

(a) The General Release in Paragraph 4 or the other provisions of this Agreement do not prevent you or the Company from contacting, providing information to, or filing a charge with any federal, state or local government agency or commission, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”). However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge or claim you may file or which may be filed or otherwise brought on your behalf.

(b) Nothing in this Agreement (or any other agreement with the Company) is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your or the Company’s right and/or obligation to contact, cooperate with, provide information to, or participate in any investigation conducted by, any government agency or commission (including but not limited to the EEOC or the NLRB).

15. References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only, stating dates of employment and position held and that it is the Company’s general policy to provide only this limited information. However, if you supply the potential employer with your base salary at the time of termination, the Company will confirm or deny the accuracy of the statement which you provide to them.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to conflicts of law principles.

17. Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee or by you. Rather, this Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

18. Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any section or part or subpart of any section in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the section or part or subpart of the section as necessary to make it enforceable and the section or part or subpart of the section shall then be enforceable in its/their narrowed form. Moreover, each section or part or subpart of each section in this Agreement is independent of and severable (separate) from each other. In the event that any section or part or subpart of any section in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected section or part or subpart of such section shall be stricken from the Agreement, and the remaining sections or parts or subparts of such sections of this Agreement shall remain in full, force and effect.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any and all prior representations, agreements, programs, written or oral, expressed or implied, with the exception of (a) any confidentiality, non-solicitation, non-competition and/or assignment of invention agreements you have signed (including but not limited to Sections 7 and 8 of your Employment Agreement); (b) the terms of your Nonstatutory Stock Option Notice, your Restricted Stock Agreement(s), or the Company Stock Grant Agreement; or (c) the Forbearance Agreement entered into on December 9, 2015, all of which remain in full force and effect in accordance with the terms of any such agreement(s). This Agreement may not be modified or amended other than by an agreement in writing signed by you and the General Counsel of the Company.

20. Code Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Code Section 409A”). Specifically, it is intended that all payment obligations under this Agreement shall be exempt from Code Section 409A as follows: (1) under the safe harbor set forth in Treasury Regulations Section 1.409A-1(n)(2)(ii) and/or (2) as a Short-Term Deferral, as that term is defined in Treasury Regulations Section 1.409A-1(b)(4). Notwithstanding the foregoing, the extent that any payment obligation under this Agreement constitutes “deferred compensation” under Code Section 409A and is scheduled to be paid within six (6) months of the Separation Date, such payments shall accrue without interest and be paid within fifteen (15) days after the end of the six-month period beginning on the Separation Date or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death.

21. Cooperation. You agree that for no additional consideration beyond the payments set forth in Paragraph 2, you shall be reasonably available to the Company or its representatives to: (a) testify truthfully in any and all arbitrations, lawsuits, administrate proceedings, or other litigation in which you are called and/or identified as a witness; (b) reasonably assist and cooperate with the Company in any arbitration, lawsuits, administrative proceedings, or other litigation relating to or arising from an occurrence which took place during your employment with the Company, or relating to any work performed by you and/or individuals under your supervision while you were an employee of the Company, and (c) meet with the Company’s representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of the foregoing provisions of this Paragraph 21; provided that the Company shall reimburse you for any out of pocket expenses reasonably incurred by you in conjunction with the obligation set forth in this Paragraph 21 (including travel reimbursement at the level of your travel prior to the Separation Date) and that the Company shall provide reasonable notice to you regarding your obligations under this Paragraph 21, as appropriate. If you reasonably believe separate counsel to be necessary for the cooperation purposes set forth in this Paragraph 21, then you may request reimbursement of the reasonable fees of separate counsel from the Company and the General Counsel may approve any such request which approval shall not be unreasonably withheld; subject to any retention of counsel requirements imposed by the Company’s insurer. To the extent legally permitted, you shall also provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to you to be adverse to the Company or its interests) as soon as practicable after receiving such notice. Any such cooperation under this Paragraph 21 shall be subject to your reasonable business and personal commitments and shall not require you to cooperate against your constitutional right to not incriminate yourself or the interests of any future employer to the extent such interests are adverse to the Company. If you provide more than fifteen (15) hours of cooperation service in any three (3) month period, the Company shall pay you an hourly rate of Five Hundred Dollars ($500.00) per hour for any additional service.

22. Acknowledgement. You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph 1. The Company and you acknowledge and agree that none of the payments and benefits set forth in this Agreement are being made in connection with or in contemplation of a change in control of the Company.

23. Representations. You agree and represent that:

(a) You have read carefully the terms of this Agreement, including the General Release;

(b) You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;

(c) You understand the meaning and effect of the terms of this Agreement, including the General Release;

(d) You were given a reasonable period of time to determine whether you wished to sign this Agreement, including the General Release;

(e) Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f) No promise or inducement not expressed in this Agreement has been made to you;

(g) You understand that you are waving your Claims as set forth in Paragraph 3 above, including, but not limited to, any Claims for age discrimination under the Age Discrimination in Employment Act; and

(h) You have adequate information to make a knowing and voluntary waiver of any and all claims set forth in Paragraph 4 above.

23. Unilife’s Release of Claims. The Company, for and in consideration of the promises made herein, does hereby waive and release any claim or cause of action against Ramin Mojdehbakhsh (“Employee”), arising from any occurrence or occurrences, from the beginning of time until the date of the Employee’s execution of this Agreement; provided however, it is understood that this release of claims does not waive or release any rights or claims that: (a) cannot be waived or subject to a release of this kind by operation of law, (b) arise after the Company signs this Agreement; (c) relate to the interpretation or to determine the scope, meaning, enforceability or effect of this Agreement; (d) relate to coverage under the Company’s Directors and Officers insurance policy; (e) relate to the enforcement of the commitments set forth in this Agreement; (f) any challenge to the release under applicable law, (g) relate to criminal or fraudulent conduct by Employee, (h) are asserted against the Company or its shareholders, directors, officers, employees, agents or representatives arising out of Employee’s acts or omissions, and/or (i) are asserted by shareholders, derivatively, directly or on a class basis, against the Company or its directors, officers, employees, agents or representatives.

24. Automobile and Company Provided Housing.

(a) Automobile: You agree to return the Company provided automobile in reasonable condition to John Ryan, Esquire, Senior Vice President and General Counsel or his designee, within one (1) week following Effective Date of this Agreement.

(b) Company Provided Housing: You agree to vacate the Company provided housing which you currently occupy by June 30, 2016. The current lease expires June 30, 2016. You agree to leave the Company provided housing in reasonable condition when you vacate it. The Company will make all remaining payments on the lease for your Company provided housing.

25. Resignation from Board of Directors. In connection with your execution of this Agreement, you agree to voluntarily resign from all directorship positions held with the Company’s subsidiaries by executing a resignation letter in the form attached to this Agreement as Attachment “C”. In the event you do not promptly provide a signed copy of the attached letter, this provision of the Agreement shall serve as your voluntary and irrevocable resignation from such Board of Directors.

26. Stock Sales. You shall not, directly or indirectly (including through short sales, derivative or other synthetic transactions), on any given day sell or otherwise dispose of shares of Company common stock in an amount that exceeds ten percent (10%) of the daily reported volume of trading in the Company’s common stock on its principal national securities exchange on the prior trading day.

If you agree to the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.

Sincerely,

/s/ John Ryan    March 14, 2016

John Ryan, Esquire,

Senior Vice President and General Counsel

Ramin Mojdehbakhsh, Ph.D.	Rolanda Leonardo
Employee Name (printed)	Witness name (printed)

/s/ Ramin Mojdehbakhsh, Ph.D.	/s/ Rolanda Leonardo
Employee Name (signed)	Witness name (signed)

March 11, 2016	March 11, 2016
Date	Date

ATTACHMENT “A”

CERTIFICATION FOR RETURN OF COMPANY PROPERTY AND DOCUMENTS

I,                     , CERTIFY THAT:

1. I have returned to John Ryan, Esquire, Senior Vice President and General Counsel, retaining no copies or excerpts, all Company property in my possession, custody or control, including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers, cellular phones, tablets and print-outs, and the following devices: Dell Latitude E5450 (Serial Number JQG1Z52), iPhone 6 (Serial Number 354447060527103) and iPad Mini (Serial Number 013359000209366).

2. I have returned to John Ryan, Esquire, Senior Vice President and General Counsel, retaining no copies or excerpts, all Company documents in my possession, custody or control, including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, correspondence, computer records, notes, memos, disks, drives, DVDs, etc.

3. I have made a diligent search of my personal computers and/or other storage devices or equipment (including but not limited to iPhones, Droids, thumb or other drives) and of my personal email accounts for any Company-related documents, communications (including but not limited to emails) and any other electronically stored information relating to the Company. This search revealed that I

[check the applicable box below]

a.	☐ had Company-related documents, communications or other information.

b.	☐ did not have any Company-related documents, communications or other information.

4. If I checked box 3[a] above, I have downloaded all Company-related documents, communications or other information in my possession custody or control, returned them to John Ryan, Esquire, Senior Vice President and General Counsel, and completely removed them from the hard drive of such personal computer and/or all other storage devices or personal email accounts, retaining no copies or excerpts.

5. I returned the above information on              2016, using the following method of delivery:                                         ..

6. I no longer have any Company property, documents, communications or electronically stored information (or copies or excerpts) in my possession, custody or control.

THE INFORMATION ABOVE IS TRUE TO THE BEST OF MY KNOWLEDGE.

Employee Name (printed)	Witness name (printed)

Employee Name (signed)	Witness name (signed)

Date	Date

ATTACHMENT “B”

INVENTION AND WORKS ASSIGNMENT

1. Declaration (37 CFR 1.63) For Utility or Design Application Using an Application for Data Sheet (37 CFR 1.76)

2. Assignment

3. Assignment – Patent Attorney Docket No. 722889

ATTACHMENT “C”

BOARD RESIGNATION LETTER

[Ramin Mojdehbakhsh, Ph.D. – Letterhead]

March 11, 2016

Mary Kate Wold

Lead Director

c/o Unilife Corporation

150 South Warner Road

King of Prussia

Pennsylvania 19406

Re:	Voluntary Resignation from the Board of Directors of Subsidiaries of Unilife Corporation

Dear Mary Kate:

Effective immediately, I hereby voluntarily resign from all directorship positions held with the Company’s subsidiaries. I hereby acknowledge that, effective immediately, I no longer hold any officer position with the Company or the Company’s subsidiaries.

Please note that my resignation is not as a result of any disagreement between myself and the Company, its management, Board of Directors or any committee of the Board of Directors.

Sincerely,

Ramin Mojdehbakhsh, Ph.D.